      As filed with the Securities and Exchange Commission on June 8, 2000
                                                    Registration No. 333-_____
      ------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   HEARx LTD.

             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
          -------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   22-2748248
          -------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

                             1250 Northpoint Parkway
                         West Palm Beach, Florida 33407
                                 (561) 478-8770
          -------------------------------------------------------------
                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

                               Paul A. Brown, M.D.
                      Chairman and Chief Executive Officer
                                   HEARx LTD.
                             1250 Northpoint Parkway
                         West Palm Beach, Florida 33407
                                 (561) 478-8770
          -------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all correspondence to:

                               LaDawn Naegle, Esq.
                                 Bryan Cave LLP
                        700 13th Street, N.W., Suite 700
                           Washington, D.C. 20005-3960
                                 (202) 508-6000

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________________

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [ ]

                         CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------
    Title of each class of                             Proposed maximum     Proposed maximum         Amount of
          securities                Amount to be        offering price     aggregate offering     registration fee
       to be registered              registered          per unit (1)           price (1)
----------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value
per share (2)                         3,292,487             $4.03             $13,268,722            $3,503
----------------------------------------------------------------------------------------------------------------



(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c), based upon the average of the high and low sales prices for the Common Stock as reported on the American Stock Exchange on June 5, 2000.

(2)  Pursuant to a Rights Agreement between the Registrant and The Bank of
     New York, as Rights Agent, dated as of December 14, 1999, Preferred Stock Purchase Rights are attached to and trade with the Common Stock. Value attributable to such Preferred Stock Purchase Rights, if any, is reflected in the market price of the Common Stock.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------

                                                         Subject to completion
                                                                  June 8, 2000

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                                   HEARx LTD.

                        3,292,487 Shares of Common Stock

         The selling shareholders are offering to sell up to 3,292,487 shares of the common stock of HEARx Ltd. (and attached preferred stock purchase rights) issuable to them upon the conversion of shares of 7% Series I Convertible Preferred Stock and the exercise of warrants. HEARx will not receive any of the proceeds from sales of these shares of common stock by the selling shareholders.

         The selling shareholders may sell the shares of common stock offered by this prospectus at prices determined by the prevailing market prices for the common stock or in negotiated transactions. The selling shareholders may also sell the shares to or with the assistance of broker-dealers.

         HEARx common stock is traded on the American Stock Exchange under the symbol "EAR." On June 5, 2000, the last reported sale price of the common stock on the American Stock Exchange was $4.00 per share.

                       ----------------------------------

         Before buying any shares, you should read the discussion of risks of investing in HEARx common stock in "Risk Factors" beginning on page 2.

                       ----------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is June __, 2000.
                                        .

                               TABLE OF CONTENTS

                                                                                                                Page
The Company.......................................................................................................1
Risk Factors......................................................................................................2
Cautionary Statement Regarding Forward-Looking Statements.........................................................9
Use of Proceeds..................................................................................................10
Selling Shareholders.............................................................................................10
Plan of Distribution.............................................................................................13
Common Stock.....................................................................................................14
Available Information............................................................................................14
Information Incorporated By Reference............................................................................15
Legal Matters....................................................................................................15
Experts..........................................................................................................15

                                   THE COMPANY

     HEARx Ltd. operates a network of hearing care centers which provide a full range of audiological products and services for the hearing impaired. The company's strategy for sales growth and market penetration includes positioning the company as the leading provider of hearing care to the managed care marketplace, and aggressively advertising to the non-insured self-pay market. HEARx believes it is well positioned to successfully address the concerns of access, quality and cost of managed care and health insurance companies, the diagnostic needs of referring physicians and, ultimately, the hearing health needs of consumers. HEARx believes that success requires the company to offer convenient distribution points, uniform centers (meaning standardized personnel qualifications, testing, formats, products, prices and ancillary services) and a documented quality control program.

     HEARx and its subsidiary, HEARx West, LLC, a joint venture with the Permanente Federation LLC, currently receive a per-member-per-month fee for more than 1.3 million managed care members. In total, HEARx has over 170 contracts for hearing care with various healthcare providers. To the extent the company is successful in contracting with the providers of Medicare managed care for hearing care goods and services, HEARx can enjoy the benefits of the continuing shift of Medicare patients to managed care. In addition, HEARx intends to increase its sales to uninsured patients, while creating greater awareness of HEARx by the managed care patients covered by contracts with the company.

     The principal executive offices of HEARx Ltd. are located at 1250 Northpoint Parkway, West Palm Beach, Florida 33407, and its telephone number is
(561) 478-8770.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the following risks and uncertainties, together with the other information contained in this prospectus, before purchasing the common stock offered by this prospectus. If any of the following risks actually occurs, the business, financial condition or operating results of HEARx could be materially adversely affected.

HEARx HAS A HISTORY OF OPERATING LOSSES AND MAY NOT BE PROFITABLE

     HEARx has incurred net losses in each year since its organization and its accumulated deficit at March 31, 2000 was $75,902,746. HEARx expects its quarterly and annual operating results to fluctuate, depending primarily on the following factors:

            -  Timing of product sales;
            -  Level of patient demand for its products;
            -  Timing and success of new centers; and
            - Timing and amounts of payments by health insurance and managed care organizations.

There can be no assurance that HEARx will achieve profitability in the near or long term.

HEARx MAY NOT EFFECTIVELY COMPETE IN THE HEARING CARE INDUSTRY

     The hearing care industry is highly fragmented and barriers to entry are low. Approximately 11,000 practitioners provide testing and dispense products and services that compete with those provided and sold by HEARx. HEARx also competes with small retailers, as well as large networks of franchisees and distributors established by larger companies, such as those manufacturing and selling Miracle Ear and Beltone products. Some of the larger companies have far greater resources than HEARx and could expand and/or change their operations to capture the market targeted by HEARx. In addition, it is possible that the hearing care market could be effectively consolidated by the establishment of cooperatives, alliances or confederations that could compete more successfully for the market targeted by HEARx.

HEARx IS DEPENDENT ON MANUFACTURERS WHO MAY NOT PERFORM

     HEARx is not a hearing aid manufacturer. It relies on approximately five major manufacturers to supply its hearing aids, as well as other manufacturers to supply hearing enhancement devices. A significant disruption in supply from any or all of these manufacturers could materially adversely affect the company's business. In the event of a disruption of supply from one or more of its current suppliers, HEARx believes it could obtain comparable products from other manufacturers. There can be no assurance, however, that such products could be obtained at prices favorable to HEARx or on a timely basis or at all.

HEARx RELIES ON QUALIFIED AUDIOLOGISTS, WITHOUT WHOM ITS BUSINESS MAY BE ADVERSELY AFFECTED

     HEARx currently employs 150 licensed hearing professionals, of whom 120 are audiologists. HEARx believes that it distinguishes itself in the hearing care industry by having qualified audiologists available to supervise or manage all of the company's centers. If HEARx is not able to attract and retain qualified audiologists, the company will be less able to compete with networks of hearing aid retailers or with the independent audiologists who also sell hearing aids, and its business may be adversely affected.

HEARx MAY NOT BE ABLE TO MAINTAIN EXISTING AGREEMENTS OR ENTER INTO NEW AGREEMENTS WITH HEALTH INSURANCE AND MANAGED CARE ORGANIZATIONS, WHICH MAY RESULT IN REDUCED REVENUES

     HEARx enters into provider agreements with health insurance companies and managed care organizations for the furnishing of hearing care in exchange for fees. The terms of most of these agreements are to be renegotiated annually, and these agreements may be terminated by either party on 90 days or less notice at any time. There is no certainty that HEARx will be able to maintain these agreements on favorable terms or at all. If HEARx cannot maintain these contractual arrangements or enter into new arrangements, there will be a material adverse effect on the company's revenues and results of operations. In addition, the early termination or failure to renew the agreements which provide for payment to HEARx on a per-patient-per-month basis would cause HEARx to lower its estimates of revenues to be received over the life of the agreements. This could have a material adverse effect on the company's results of operations.

HEARx DEPENDS ON ITS JOINT VENTURE FOR ITS CALIFORNIA OPERATIONS AND MAY NOT BE ABLE TO ATTRACT SUFFICIENT PATIENTS TO ITS CALIFORNIA CENTERS WITHOUT IT

     HEARx West LLC, the company's joint venture with the Permanente Federation LLC, operates eighteen retail centers in California. HEARx West centers currently serve primarily Kaiser Permanente members through an agreement between the joint venture and Kaiser Permanente. If Kaiser Permanente does not perform its obligations under the agreement, or if the agreement is not renewed upon expiration, the loss of Kaiser patients in the HEARx West centers would adversely affect the company's business.

HEARx RELIES ON EFFORTS AND SUCCESS OF MANAGED CARE COMPANIES THAT MAY NOT BE ACHIEVED OR SUSTAINED

     Many managed care organizations, including some of those with whom HEARx has contracts, are experiencing significant difficulties arising from the widespread growth and reach of available plans and benefits. Some of these organizations have focused substantial resources on correcting their own administrative, cost and information systems instead of expanding their plan memberships. As a result, HEARx has not experienced the growth it expected from the managed care market. In fact, primarily as a result of these problems of the managed care organizations, HEARx closed twelve of its centers in the northeast in January of 1999. Managed care organizations have announced their withdrawal from certain other geographic areas, some of which include HEARx markets. There can be no assurance that HEARx can maintain all of its centers in those markets. HEARx will close centers where warranted.

THE SUCCESS OF HEARx DEPENDS UPON SENIOR MANAGEMENT WHO MAY NOT REMAIN WITH THE COMPANY

     The operations of HEARx are highly dependent upon the efforts of its senior management, including Paul A. Brown, M.D., Chairman of the Board and Chief Executive Officer, and Stephen J. Hansbrough, President and Chief Operating Officer. The loss of the services of such senior management could adversely affect the conduct and operation of the company's business. HEARx has purchased a "key man" insurance policy on Dr. Brown's life in the amount of $3,000,000 for the benefit of the company. This insurance coverage may not be sufficient to compensate HEARx for a loss of Dr. Brown's services. There can be no assurance that HEARx will be successful in retaining senior management or in hiring additional persons with the necessary business experience and skills.

HEARx MAY NOT BE ABLE TO MAINTAIN JCAHO ACCREDITATION AND HEARx REVENUES MAY SUFFER

     During 1998, HEARx was awarded a three-year accreditation from the Joint Committee on Accreditation of Healthcare Organizations. This status distinguishes HEARx from other hearing care providers and is widely used by HEARx in its marketing efforts. If HEARx is not able to maintain its accredited status, it will not be able to distinguish itself on this basis and its revenues may suffer.

HEARx IS EXPOSED TO POTENTIAL PRODUCT AND PROFESSIONAL LIABILITY THAT COULD ADVERSELY AFFECT THE COMPANY

     In the ordinary course of its business, HEARx may be subject to product and professional liability claims alleging that products sold or services provided by the company failed or had adverse effects. HEARx maintains liability insurance at a level which it believes to be adequate. A successful claim in excess of the policy limits of the liability insurance could materially adversely affect the company. As the distributor of products manufactured by others, HEARx believes it would properly have recourse against the manufacturer in the event of a product liability claim. There can be no assurance, however, that recourse against a manufacturer by HEARx would be successful, or that any manufacturer will maintain adequate insurance or otherwise be able to pay such liability.

EXISTING OR FUTURE REGULATIONS WHERE HEARx OPERATES OR MAY OPERATE MAY REQUIRE HEARx TO MAKE EXPENSIVE CHANGES OR TO CEASE OPERATING IN CERTAIN AREAS

     The practice of audiology and the dispensing of hearing aids are not presently regulated on the Federal level. The sale of hearing aids, however, is subject to certain limited regulations of the United States Food and Drug Administration. Generally, state regulations, where they exist, are concerned primarily with the formal licensure of audiologists and of those who dispense hearing aids and with practices and procedures involving the fitting and dispensing of hearing aids. There can be no assurance that regulations do not exist in jurisdictions in which HEARx plans to open centers or will not be promulgated in states in which HEARx currently operates centers or at the Federal level. Such regulations might include:

            -  stricter licensure requirements for dispensers of hearing aids;

            -  inspection of centers for the dispensing of hearing aids; and

            -  the regulation of advertising by dispensers of hearing aids.

         Such regulations may require HEARx to make expensive changes to be in compliance or to cease operations in areas where the regulations exist if HEARx cannot comply.

THE PRICE OF THE COMMON STOCK COULD BE VOLATILE AND COULD DECLINE

     The market prices for HEARx common stock can be highly volatile. There are significant price and volume fluctuations in the market generally that may be unrelated to HEARx operating performance, but which nonetheless may adversely affect the market price for HEARx stock. The price of HEARx common stock could change suddenly due to factors such as the following:

            - the amount of the company's cash resources and ability to obtain additional funding;

            -  fluctuations in operating results;

            -  changes in government regulation of the healthcare industry;

            -  failure to meet estimates or expectations of the market;

            - rate of acceptance of hearing aid products in the geographic markets HEARx is targeting; and

            -  general market conditions.

         Any of these events may cause the price of the common stock to fall, which may reduce business and financing opportunities available to HEARx. In addition, broad market fluctuations in the market generally may adversely affect the trading price of HEARx common stock, regardless of the company's operating performance or prospects.

CONVERSION OF OUTSTANDING SHARES OF CONVERTIBLE PREFERRED STOCK AND EXERCISE OF OPTIONS AND WARRANTS COULD CAUSE SUBSTANTIAL DILUTION

         As of June 5, 2000, outstanding equity securities of HEARx included:

            - 5,515 shares of 1998 Convertible Preferred Stock, currently convertible into approximately 1,788,000 shares of common stock;
            - 500 shares of 7% Series I Convertible Preferred Stock, currently convertible into approximately 1,130,000 shares of common stock (assuming all shares of preferred stock were converted on June 5, 2000);
            - Warrants to purchase approximately 761,000 shares of common stock; and
            - Options to purchase approximately 795,000 shares of common stock.

         If holders of the preferred stock, options and warrants listed above converted or exercised all of their shares as of June 5, 2000, the holders would receive approximately 4,474,000 shares of common stock (representing approximately 37.5% of the outstanding shares of HEARx common stock on a fully diluted basis as of June 5, 2000). To the extent outstanding preferred stock is converted, options or warrants are exercised or additional shares of capital stock are issued, investors purchasing common stock may incur additional dilution.

FUTURE SALES OF SHARES MAY DEPRESS THE PRICE OF HEARx COMMON STOCK

         If substantial shareholders sell shares of HEARx common stock into the public market, or investors become concerned that substantial sales might occur, the market price of HEARx common stock could decrease. Such a decrease could make it difficult for HEARx to raise capital by selling stock or to pay for acquisitions using stock. There are currently approximately 2,000,000 shares of common stock which are the subject an effective resale registration statement and may be sold into the public market. In addition, HEARx employees hold a significant number of options to purchase shares, many of which are presently exercisable. Employees may exercise their options and sell shares shortly after such options become exercisable, particularly if they need to raise funds to pay for the exercise of such options or to satisfy tax liabilities that they may incur in connection with exercising their options.

BECAUSE HEARx SHAREHOLDERS DO NOT RECEIVE DIVIDENDS, SHAREHOLDERS MUST RELY ON STOCK APPRECIATION FOR ANY RETURN ON THEIR INVESTMENT IN HEARx

         HEARx has never declared or paid cash dividends on any of its capital stock. HEARx currently intends to retain its earnings for future growth and, therefore, does not anticipate paying cash dividends in the future. As a result, only appreciation of the price of the common stock will provide a return to investors who purchase or acquire securities pursuant to this prospectus.

THERE MAY BE INSUFFICIENT SHARES AVAILABLE FOR ISSUANCE UPON CONVERSION AND EXERCISE OF OUTSTANDING PREFERRED STOCK, OPTIONS AND WARRANTS

     The number of shares of common stock issuable upon conversion of preferred stock and exercise of warrants and options could exceed the 20,000,000 shares of common stock, HEARx is currently authorized to issue under its Restated Certificate of Incorporation. If a holder of preferred stock elects to convert at a time when HEARx does not have sufficient authorized but unissued shares of common stock to effect the conversion, HEARx is obligated to use its best efforts to obtain shareholder approval to increase the authorized number of shares of common stock and to pay to the holder conversion default payments. In addition, the holder will have the right to require HEARx to redeem its shares of preferred stock that can not be converted.

HEARx MAY NOT BE ABLE TO MAINTAIN ITS LISTING ON THE AMERICAN STOCK EXCHANGE AND THERE MAY BE NO PUBLIC MARKET FOR THE COMMON STOCK

     The common stock was listed and began trading on the American Stock Exchange on March 15, 1996. The American Stock Exchange will consider delisting a company's securities if, among other things,

           - the company fails to maintain stockholder's equity of at least $2,000,000 if the company has sustained losses from continuing operations or net losses in two of its three most recent fiscal years;

           - the company fails to maintain stockholder's equity of $4,000,000 if the company has sustained losses from continuing operations or net losses in three of its four most recent fiscal years; or

           - the company has sustained losses from continuing operations or net losses in its five most recent fiscal years.

     In the event the HEARx common stock were delisted from the American Stock Exchange, trading, if any, in the common stock would be conducted in the over-the-counter market. The ability of holders to sell or otherwise dispose of such shares could be adversely affected.

IF "PENNY STOCK" REGULATIONS APPLY TO THE COMMON STOCK, HOLDERS MAY NOT BE ABLE TO SELL OR DISPOSE OF THEIR SHARES

     If the HEARx common stock were delisted from the American Stock Exchange, the "penny stock" regulations of the Securities and Exchange Commission may apply to transactions in the common stock. A "penny stock" includes any over-the-counter equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The Commission regulations require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prescribed by the Commission relating to the penny stock market, subject to certain exemptions. A broker-dealer effecting transactions in penny stocks must make certain disclosures (including disclosure of commissions) and provide monthly statements to the customer with information on the limited market in penny stocks. These requirements may discourage broker-dealers from effecting transactions in penny stocks. If the penny stock regulations were to become applicable to transactions in shares of the HEARx common stock, they could adversely affect the ability of holders to sell or otherwise dispose of such shares.

A CHANGE IN VOTING CONTROL OF HEARX COULD CAUSE LOSS OF KEY DIRECTORS AND OFFICERS AND ADVERSELY AFFECT THE COMPANY

     As of June 5, 2000, the directors and executive officers of HEARx beneficially owned, as a group, approximately 24% of the shares of the company's outstanding common stock. If all convertible preferred stock, warrants and options which the Company has issued or agreed to issue were deemed converted and/or exercised on June 5, 2000, the directors and executive officers would beneficially own approximately 16% of the then outstanding common stock. In the event of a change in voting control of HEARx, the current key directors and officers of the company could be replaced. There can be no assurance that any person who may replace any key director or officer will have the necessary business experience and skills.

BECAUSE OF THE HEARX RIGHTS AGREEMENT, A THIRD PARTY MAY BE DISCOURAGED FROM MAKING A TAKEOVER OFFER WHICH COULD BE BENEFICIAL TO HEARX AND ITS STOCKHOLDERS.

     On December 14, 1999, HEARx entered into a rights agreement with The Bank of New York, as rights agent. The rights agreement contains provisions that could delay or prevent a third party from acquiring HEARx or replacing members of the HEARx board of directors, even if the acquisition or the replacements would be beneficial to HEARx stockholders. The rights agreement could also result in reducing the price that certain investors might be willing to pay for shares of the common stock and making the market price lower than it would be without the rights agreement.

     CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The following statements are or may constitute forward-looking statements:

     - statements set forth in this prospectus or statements incorporated by reference from documents HEARx has filed with the Commission, including possible or assumed future results of operations, including but not limited to any statements contained herein or therein concerning:

         -     statements about the Company's future growth and expansion;

         - the manner in which such expansion will be funded and demands on resources relating to the expansion;

         - the ability to obtain comparable products from other manufacturers in the event of disruption of supply from one or more of HEARx's current suppliers;

         - the adequacy of insurance and the ability to have recourse against a manufacturer in the event of a product liability claim;

         - the ability to continue to establish relationships with health organizations and physicians that promote HEARx to the hearing impaired;

         - the continued competitiveness with HEARx's centers of certain networks of hearing aid stores or distributors;

         - the effect of a new federal or state physician referral mandate on HEARx;

         - the effect on HEARx of the loss of any single managed care contract;

     - any statements preceded by, followed by or that include the words "believes," "expects," "predicts," "anticipates," "intends," "estimates," "should," "may," or similar expressions; and

     - other statements contained or incorporated by reference in this prospectus regarding matters that are not historical facts.

     Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to those discussed in "Risk Factors" above.

     You should not place undue reliance on such statements, which speak only as of the date that they were made. These cautionary statements should be considered in connection with any written or oral forward-looking statements that HEARx may issue in the future. HEARx does not undertake any obligation to release publicly any revisions to such forward-looking statements after completion of the offering to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

     HEARx will not receive any proceeds from the sale of the shares being offered by the selling shareholders.

                              SELLING SHAREHOLDERS

     HEARx is registering all 3,292,487 shares of common stock covered by this prospectus on behalf of the selling shareholders named in the table below. HEARx has registered the shares to permit the selling shareholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares from the selling shareholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when they deem appropriate.

     All of the shares of common stock covered by this prospectus are issuable by HEARx upon conversion of shares of its 7% Series I Convertible Preferred Stock and upon exercise of warrants. In a private placement which closed on May 9, 2000, HEARx sold a total of 500 shares of the preferred stock and warrants to purchase 203,390 shares of common stock to one of the selling shareholders. HEARx also issued to two finders warrants to purchase an aggregate 131,695 shares of common stock. The shares of preferred stock are convertible into shares of common stock from August 6, 2000 at an initial conversion price of $4.46. Dividends are payable upon conversion in an amount equal to 7% of the stated value of the preferred stock ($10,000 per share) per annum in cash or common stock. In certain circumstances, the conversion price will be adjusted to the "Variable Conversion Price," defined as the lesser of $4.46 and the average of the five lowest closing prices of the common stock during the thirty trading days preceding the date of conversion. In addition, if the actual conversion price of the preferred stock is less than the closing price of HEARx common stock on the date of issuance of the preferred stock ($3.69), HEARx will have to record a deemed preferred stock dividend.

     The selling shareholders have represented that they acquired the preferred stock and/or warrants, and will acquire the common stock issuable upon exercise of the warrants, for investment and with no present intention of distributing those shares, but they did not represent that they would hold those shares for any length of time. In addition, the selling shareholders have represented that they qualify as "accredited investors" as such term is defined in Rule 501 under the Securities Act of 1933. HEARx has agreed to prepare and file a registration statement on or prior to June 8, 2000 and to bear all expenses for such registration other than underwriting commissions and brokerage fees. Accordingly, in recognition of the fact that the selling shareholders may wish to be legally permitted to sell the shares of common stock underlying the preferred stock and the warrants when each deems appropriate, HEARx filed with the SEC a registration statement on Form S-3, of which this prospectus forms a part. HEARx has also agreed to prepare and file any amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until all shares of common stock covered by the registration statement have been resold or may be resold without registration in accordance with Rule 144(k) under the Securities Act of 1933.

     None of the selling shareholders has had any position, office or other material relationship with HEARx within the past three years except as a result of the ownership of the shares offered by this prospectus and except for Jesup & Lamont Securities Corp. and IDEAL Management, Inc. which served as finders in connection with the transaction involving the offer and sale of the 7% Series I Convertible Preferred Stock.

     The following table sets forth the name of each of the selling shareholders, the number of shares of common stock beneficially owned by each of the selling shareholders, the number of shares that may be offered for resale under this prospectus, and the number of shares of common stock that will be beneficially owned by each of the selling shareholders after this offering is completed. The number of shares in the column "Shares Being Offered" represents all of the shares that each selling shareholder may offer under this prospectus. HEARx does not know how long the selling shareholders will hold the shares before selling them and currently has no agreements, arrangements or understandings with any of the selling shareholders regarding the sale of any of the shares. The table assumes that all shares being offered in this offering are sold to non-affiliates of the selling shareholders. The selling shareholders named below may, but are not required to, offer from time to time the shares offered by this prospectus.

     Advantage Fund II, Ltd. purchased an aggregate of $5 million of preferred stock and warrants from HEARx in the private placement transaction which closed on May 9, 2000. As part of that private placement, Advantage was issued shares of preferred stock that may be converted into shares of HEARx common stock and warrants to acquire shares of common stock. A holder of preferred stock and warrants is prohibited from using them to convert into and acquire shares of common stock to the extent that the conversion or acquisition would result in the holder, together with any of its affiliates, beneficially owning in excess of 4.999% and 9.999%, respectively, of the outstanding shares of HEARx common stock following the conversion or acquisition. These restrictions may be waived by the holder on not less than 61 days' notice to HEARx. Since the number of shares of common stock issuable upon conversion of the preferred stock may change based upon fluctuations of the market price of the common stock prior to a conversion (as described below), the actual number of shares of common stock that will be issued upon conversion of the preferred stock, and consequently the number of shares of common stock that will be beneficially owned by Advantage, cannot be determined at this time. Because of this fluctuating characteristic, HEARx has agreed to register a number of shares of common stock that exceeds the number of shares beneficially owned by Advantage. The number of shares of common stock listed in the table below as being beneficially owned by Advantage includes the shares of common stock that are issuable to it, subject to the 4.999% and 9.999% limitations, upon conversion of its preferred stock and exercise of its warrants. The 4.999% and 9.999% limitations, however, would not prevent Advantage from acquiring and selling in excess of 4.999% and 9.999% of the outstanding HEARx common stock through a series of conversions and sales under the preferred stock and acquisitions and sales under the warrants.

     Genesee International Inc., of which Mr. Donald R. Morken is the controlling stockholder, has voting and investment power over the securities beneficially owned by Advantage.


                                           Shares Beneficially Owned      Shares Being   Shares Beneficially Owned
Name of Selling Shareholder                        Prior to Offering           Offered              After Offering
------------------------------------------------------------------------------------------------------------------
Advantage Fund II Ltd.                                     3,160,792         3,160,792                          0
Jesup & Lamont Securities Corp.                              101,695           101,695                          0
IDEAL Management, Inc.                                        30,000            30,000                          0
------------------------------------------------------------------------------------------------------------------
Total                                                      3,292,487         3,292,487                          0
                                                           =========        ==========                          =


     The number of shares of common stock offered by this prospectus includes 175% of the number of shares of common stock issuable upon conversion in full of all of the preferred stock held by the selling shareholders, assuming:

           -   the preferred stock is outstanding for three years,
           - dividends are added to the stated value of the preferred stock and thus paid in shares of common stock,
           -   conversion occurred on June 7, 2000, and
           - the "Variable Conversion Price" under the Certificate of Designations, Rights and Preferences relating to the preferred stock applies.

     The number of shares of common stock offered by this prospectus also includes warrants to purchase 203,390 shares of common stock issued to the purchaser of the preferred stock and warrants to purchase 131,695 shares of common stock issued to two finders.

     The selling shareholders, together with any of their affiliates, may not beneficially own more than 4.999% of the outstanding shares of common stock following a conversion of preferred stock and/or exercise of warrants. In addition, the selling shareholders, together with any of their affiliates, may not beneficially own more than 9.999% of the outstanding shares of common stock following a conversion of preferred stock and/or exercise of warrants. Accordingly, the number of shares of common stock set forth for each selling shareholder may exceed the actual number of shares of common stock that such selling shareholder could acquire at any given time through its conversion of the preferred stock and the exercise of the warrants. Each of these restrictions may be waived by any selling shareholder as to itself upon not less than 61 days' notice to HEARx.

                              PLAN OF DISTRIBUTION

         The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

       - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

       - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

       - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

       - an exchange distribution in accordance with the rules of the applicable exchange;

       -  privately negotiated transactions;

       - broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

       -  a combination of any such methods of sale; and

       -  any other method permitted pursuant to applicable law.

         The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

         The selling shareholders may also engage in short sales, short sales against the box, puts and calls and other transactions in securities of HEARx or derivatives of HEARx securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such persons and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         HEARx is required to pay all fees and expenses incident to the registration of the shares. HEARx has agreed to indemnify the selling shareholders and the selling shareholders have agreed to indemnify HEARx against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  COMMON STOCK

          Each share of HEARx common stock trades with and has attached to it a right to purchase shares of preferred stock. The terms of the rights are set forth in a rights agreement dated as of December 14, 1999 between HEARx and The Bank of New York, as rights agent. Each right entitles the holder to purchase from HEARx one one-hundredth of a share of Series H Junior Participating Preferred Stock, par value $1.00 per share, at a price of $28.00, subject to adjustment. The rights will be evidenced by common stock certificates and are not exercisable until the earlier of:

          - the close of business on the tenth business day following the date of public announcement of or the date on which HEARx first has notice or determines that a person or group of affiliated or associated persons has acquired, or has obtained the right to acquire, 15% or more of the outstanding shares of HEARx voting stock without the prior express written consent of the Board of Directors, or

          - the close of business on the tenth business day following the commencement of a tender offer or exchange offer by a person, without the prior written consent of the Board of Directors, which offer, upon consummation would result in such person's control of 15% or more of HEARx voting stock.

If not exercised by the holders or earlier redeemed or exchanged by HEARx, the rights will expire on December 31, 2009. The purchase price payable, and the number of share of Series H preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution by action of the Board of Directors and in circumstances described in the Rights Agreement.

          For more information regarding the rights attached to HEARx common stock, you should read the company's Form 8-K dated December 14, 1999, filed with the Commission on December 17, 1999.

                              AVAILABLE INFORMATION

         HEARx has filed with the Securities and Exchange Commission, Washington, DC 20549, a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with the registration statement. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to HEARx and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

         A copy of the registration statement, and the exhibits and schedules filed with it, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, NW, Washington, DC 20549, and the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including HEARx. The address of the site is http://www.sec.gov. The registration statement, including all its exhibits and amendments, has been filed electronically with the Commission.

                      INFORMATION INCORPORATED BY REFERENCE

         The Commission allows HEARx to "incorporate by reference" the information HEARx provides in documents filed with the Commission, which means that HEARx can disclose important information by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that HEARx later files with the Commission, modifies and replaces this information. HEARx incorporates by reference the following documents HEARx has filed with the Commission:

         (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

         (2) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000.

         (3) Current Report on Form 8-K dated May 9, 2000, filed on May 22,
             2000.

         (4) Description of common stock contained in the Registration Statement on Form 8-A, filed on March 4, 1996.

         In addition, all documents filed by HEARx with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents.

         You may get copies of any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing or calling Corporate Secretary, HEARx Ltd., 1250 Northpoint Parkway, West Palm Beach, Florida 33407, telephone (561) 478-8770.

                                  LEGAL MATTERS

     The legality of the shares of common stock offered by this prospectus has been passed upon for HEARx by Bryan Cave LLP, Washington, D.C.

                                     EXPERTS

     The consolidated financial statements and schedule of HEARx Ltd. as of December 31, 1999 and December 25, 1998, and for the years ended December 31, 1999, December 25, 1998 and December 26, 1997, have been audited by BDO Seidman, LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included in the HEARx Ltd.

Annual Report on Form 10-K for the fiscal year ended December 31, 1999. These financial statements are incorporated in this prospectus by reference in reliance upon the authority of BDO Seidman, LLP as experts in accounting and auditing in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses (other than underwriting discounts and commissions), which other than the SEC registration fee and AMEX additional listing fee are estimates, payable by the Company in connection with the sale and distribution of the shares registered hereby:

     SEC registration fee................................................. $    3,503
     AMEX additional listing fee..........................................     17,500
     Accounting fees and expenses.........................................      7,500 *
     Legal fees and expenses..............................................     15,000 *
     Total................................................................ $   43,503 *
                                                                           ============


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of
Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such persons' heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

     Article VII of the Company's By-laws provides that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the DGCL.

     Section 102(b)(7) of DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Article 7 of the Company's Certificate of Incorporation provides that the directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by Section 102(b)(7).

ITEM 16.  EXHIBITS

     See Exhibit Index.

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement. To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on June 8, 2000.

                                   HEARx LTD.

                                   By:/s/ Paul A. Brown
                                      ------------------------------------
                                   Name: Paul A. Brown, M.D.
                                   Title: Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of such persons appoints Paul A. Brown, M.D. and Stephen J. Hansbrough, or each of them with full power to act without the other, his true and lawful attorneys-in-fact and agents of him and on his behalf and in his name, place and stead, and in any and all capacities, with full and several power of substitution, to sign and file with the proper authorities any and all documents in connection with this Registration Statement on Form S-3, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.


                    Name                                          Title                                  Date

 ---------------------------------------------------------------------------------------------------------------------
                                                 Chairman of the Board, Chief
 /s/ Paul A. Brown                               Executive Officer and Director                          June 8, 2000
 -------------------------------------------
 Paul A. Brown, M.D.

 /s/ Stephen J. Hansbrough                       President, Chief Operating Officer and
                                                 Director
 -------------------------------------------
 Stephen J. Hansbrough                                                                                   June 8, 2000



 /s/ James W. Peklenk                            Vice President-Finance and Chief
                                                 Financial Officer (and principal                        June 8, 2000
 -------------------------------------------     accounting officer)
 James W. Peklenk


 /s/ Joseph L. Gitterman, III                    Director                                                June 8, 2000
 -------------------------------------------
 Joseph L. Gitterman, III


        Name                                     Title                                                   Date
 /s/ David J. McLachlan                          Director                                                June 8, 2000
 -------------------------------------------
 David J. McLachlan


                                                 Director                                                June 8, 2000
 -------------------------------------------
 Thomas W. Archibald

                                      II-5

                                  EXHIBIT INDEX

Exhibit Number        Description
--------------      ----------------------------------------------------------
4.1                   Certificate of Designations, Preferences and Rights of
                      the 7% Series I Convertible Preferred Stock of the
                      Company, incorporated by reference to Exhibit 3 to the Company's Current Report on Form 8-K dated May 9, 2000, filed May 22, 2000.

4.2 Securities Purchase Agreement, dated as of May 9, 2000 between HEARx Ltd. and the purchaser set forth on the signature page thereto, incorporated by reference to
                      Exhibit 4.1 to the Company's Current Report on Form 8-K dated May 9, 2000, filed May 22, 2000.

4.3 Registration Rights Agreement, dated as of May 9, 2000 between HEARx Ltd. and the purchaser set forth on the signature page thereto, incorporated by reference to
                      Exhibit 4.2 to the Company's Current Report on Form 8-K dated May 9, 2000, filed May 22, 2000.

4.4 Form of Warrant issued to the purchaser of the 7% Series I Convertible Preferred Stock, Jesup & Lamont Securities Corp. and IDEAL Management, Inc., incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K dated May 9, 2000, filed May 22, 2000.

5.1                   Opinion of Bryan Cave LLP

23.1                  Consent of BDO Seidman, LLP

23.2                  Consent of Bryan Cave LLP (included in Exhibit 5.1)

24.1                  Power of Attorney (included on the signature page hereto)